                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
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    / /  Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                              METRO INFORMATION SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                        MERRILL CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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
                                     METRO
                              Information Services

                         REFLECTIONS II OFFICE BUILDING

                              200 GOLDEN OAK COURT

                                  THIRD FLOOR

                         VIRGINIA BEACH, VIRGINIA 23452

                 NOTICE OF 1997 ANNUAL MEETING, PROXY STATEMENT
                                      AND
                       1996 ANNUAL REPORT TO SHAREHOLDERS

                                  May 8, 1997

Dear Shareholder:

    The directors and officers of your company cordially invite you to attend the Annual Meeting of Shareholders ("Annual Meeting") of Metro Information Services, Inc. ("Metro"), which will be held at The Contemporary Arts Center of Virginia, 2200 Parks Avenue, Virginia Beach, VA 23451-4062, on Tuesday, June 10, 1997, at 2:30 p.m. local time. Please bring proof of identity to be admitted to the meeting.

    Shareholders of record on April 30, 1997 are entitled to vote at the Annual Meeting and all adjournments. Shareholders entitled to vote will elect one director, vote on ratification of the appointment of independent auditors and vote on amendments to the Metro Information Services, Inc. Employee Stock Purchase Plan, as described in the formal notice of meeting and proxy statement appearing on the following pages.

    Management will report on Metro's progress and comment on matters of current interest. There will be a period of informal discussion in which shareholders will have an opportunity to comment or ask questions.

    Whether or not you plan to attend the meeting in person, we ask that you carefully review the material on the following pages and vote your shares on the matters that will come before the meeting. Please vote your shares by marking your votes on the enclosed proxy card, signing and dating it and promptly mailing it in the enclosed business reply envelope.

    It is important that your shares are represented at the Annual Meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, I urge you to vote as soon as possible by mailing your proxy card.

Very truly yours,

John H. Fain

Chairman and

Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

    The Annual Meeting of Shareholders ("Annual Meeting") of Metro Information Services, Inc. will be held at The Contemporary Arts Center of Virginia, 2200 Parks Avenue, Virginia Beach, VA 23451-4062, on Tuesday, June 10, 1997 at 2:30 p.m. local time to consider and take action with respect to the following matters:

        1. Election of one Class 1 Director to serve for a term of three years or until his successor is elected;

        2. Ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the year ending December 31, 1997;

        3. Amendment of the Metro Information Services, Inc. Employee Stock Purchase Plan; and

        4. Such other business as may properly come before the meeting or any adjournment thereof.

    Holders of Common Stock of record at the close of business on April 30, 1997 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. A list of such holders will be open to the examination of any shareholders, for any purpose germane to the meeting, at the offices of Metro Information Services, Inc., Reflections II Office Building, 200 Golden Oak Court, Third Floor, Virginia Beach, Virginia 23452, for a period of ten days before the meeting.

By Order of the Board of Directors,

Steven A. Lurus

Secretary

May 8, 1997

                                PROXY STATEMENT
                                      AND
                       1996 ANNUAL REPORT TO SHAREHOLDERS
                        METRO INFORMATION SERVICES, INC.
                         REFLECTIONS II OFFICE BUILDING
                              200 GOLDEN OAK COURT
                                  THIRD FLOOR
                         VIRGINIA BEACH, VIRGINIA 23452

                                    GENERAL

    The Board of Directors of Metro Information Services, Inc. ("Metro" or the "Company") solicits your proxy for use at the 1997 Annual Meeting of Shareholders ("Annual Meeting") to be held at The Contemporary Arts Center of Virginia, 2200 Parks Avenue, Virginia Beach, Virginia 23451-4062, on Tuesday, June 10, 1997 at 2:30 p.m. local time and at any time the Annual Meeting is reconvened following an adjournment. Shareholders of record can give proxies by mailing their signed proxy cards in the enclosed reply envelope. Any shareholder giving a proxy may revoke it at any time before it is exercised by executing another proxy or by appearing at the Annual Meeting and voting in person.

    THE COMPANY'S REPORT ON FORM 10-K FILED PURSUANT TO THE SECURITIES AND EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT") FOR THE COMPANY'S YEAR ENDED DECEMBER 31, 1996 IS BEING SENT TO ALL SHAREHOLDERS CONCURRENTLY WITH THIS PROXY. THIS REPORT IS TO BE CONSIDERED A PART OF THE PROXY SOLICITING MATERIAL. THE COMPANY'S REPORT ON FORM 10-K AND THIS PROXY STATEMENT CONSTITUTE THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS FOR 1996. AN ADDITIONAL COPY MAY BE OBTAINED FROM THE COMPANY WITHOUT CHARGE, ON THE REQUEST OF A SHAREHOLDER. THE REQUEST SHOULD BE DIRECTED TO JULANN OPPASSER, INVESTOR RELATIONS, AT THE COMPANY'S ADDRESS LISTED ABOVE OR BY TELEPHONE TO (757) 306-0299.

    Holders of record of Metro Common Stock at the close of business on April 30, 1997 are entitled to vote at the Annual Meeting. On that date, 14,800,000 shares of Metro Common Stock, $.01 par value ("Common Stock") were issued and outstanding. Each share entitles the holder to one vote. The persons appointed by the enclosed proxy card have advised the Board of Directors that it is their intention to vote at the meeting in compliance with the instructions on the proxies received from shareholders and, if no contrary instruction is indicated,
FOR: (i) the election of the person nominated to serve as a Class 1 Director,
(ii) the ratification of appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1997, (iii) the adoption and approval of the first amendment to the Metro Information Services, Inc. Employee Stock Purchase Plan and (iv) in accordance with the recommendations of the Board of Directors on the other matters brought before the meeting, as described herein.

    The Class 1 Director to be elected at the Annual Meeting will be elected by a plurality of the votes cast by the shareholders present in person or by proxy and entitled to vote. With regard to the election of the Director, votes may be cast for or withheld from the nominee. Votes that are withheld will have no effect on the outcome of the election because the Director will be elected by a plurality of votes cast.

    Abstentions may be specified on all proposals submitted to a shareholder vote other than the election of Directors. Abstentions and shares held of record by a broker or its nominee ("broker shares") that are voted on any matter are included in determining the number of votes present or represented at the meeting. Broker shares that are not voted on any matter at the meeting are not included in determining whether a quorum is present. If a quorum is present at the meeting, votes that are withheld and broker shares that are not voted (commonly referred to as "broker non-votes") are not included in determining the number of votes cast in the election of directors or on other matters.

    This proxy statement and the enclosed proxy card are being first mailed to shareholders on or about May 8, 1997.

                         ITEM 1--ELECTION OF DIRECTORS

    The Board of Directors is composed of five members. The Board is divided into three classes of directors, Class 1, Class 2 and Class 3, in accordance with the Company's Bylaws. One director is a Class 1 director, two are Class 2 directors and two are Class 3 directors. The term of each class of directors expires at the Annual Meeting as follows: Class 1 in 1997, Class 2 in 1998 and Class 3 in 1999. The term of the Class 1 Director elected at the 1997 Annual Meeting will expire at the Annual Meeting in 2000 or when his successor is elected and qualified. If for any reason the nominee for election at the Annual Meeting becomes unable or is unwilling to serve at the time of the Annual Meeting, the persons named in the enclosed proxy card will have discretionary authority to vote for a substitute nominee or nominees. It is not anticipated that any nominee will be unavailable for election.

    The following sets forth information as to the nominee for election at this Annual Meeting and each Director continuing in office, including his age, present principal occupation, other business experience during the last five years, directorships in other publicly-held companies, membership on committees of the Board of Directors and period of service as a Director of Metro.

NOMINEE FOR ELECTION AT THIS MEETING TO A TERM EXPIRING IN 2000:

    JOHN H. FAIN, 48, is Chairman of the Board of Directors, President and Chief Executive Officer of the Company. Mr. Fain co-founded Metro in 1979 and has been an executive officer of Metro since that time. Mr. Fain also serves on the Board of Directors of Tidewater Health Care, Inc., Virginia Beach General Hospital and the Board of Trustees of Cape Henry Collegiate School. Mr. Fain received a bachelor of science degree in computer science from the University of South Carolina and has over 26 years of information technology industry experience. Mr. Fain is Chairman of the Compensation Committee and has been a Director since 1979.

DIRECTORS CONTINUING TO SERVE

    RAY E. BECKER, 60, is founder and President of Consultants to Management, Inc. of Ellsworth, Maine (management consulting services), and has held those positions since 1995. From 1985 to 1994, Mr. Becker served in a variety of management roles with Keane, Inc., retiring as Vice President and Western Regional Manager for Keane in 1994. Mr. Becker consented to serve on Metro's Board of Directors on April 24, 1997 and was appointed to the Board as a Class 2 director effective April 29, 1997. Mr. Becker is a member of Metro's Audit Committee and its Compensation Committee.

    ANDREW J. DOWNING, 41, is Executive Vice President and Chief Operating Officer of the Company. Between 1983 and July 1996, Mr. Downing served in various marketing capacities in the Company's Virginia Beach, Virginia office, as a Regional Vice President and a Vice President of Operations. In July 1996, Mr. Downing became Executive Vice President and Chief Operating Officer of the Company. Mr. Downing has served on the Board of Directors since January 1997 as a Class 2 director.

    ROBERT J. EVELEIGH, 37, is Vice President of Finance, Treasurer and Chief Financial Officer of the Company. Between August 1988 and January 1997, Mr. Eveleigh was an attorney with Clark & Stant, P.C., the Company's general counsel. Mr. Eveleigh is also a certified public accountant. Mr. Eveleigh became Vice President of Finance, Treasurer and Chief Financial Officer on January 29, 1997. Mr. Eveleigh has served on the Board of Directors since January 1997 as a Class 3 director.

    A. EUGENE LOVING, JR., 55, is Chairman of the Board and Chief Executive Officer of Max Media Properties LLC ("Max"). Mr. Loving has held these positions with Max and its predecessors since 1991. Mr. Loving consented to serve on the Board of Directors effective April 24, 1997 and was appointed to the Board as a Class 3 director effective April 29, 1997. Mr. Loving is a member of Metro's Audit Committee and its Compensation Committee.

OTHER EXECUTIVE OFFICERS OF THE COMPANY

    FRANK B. BRACKEN, JR. joined the Company in July 1984 and has served as a Vice President of Operations since July 1996. He served as Division Director in the Company's Richmond, Virginia office from January 1996 until being named a Vice President of Operations. From January 1994 to December 1995, Mr. Bracken served as Metro's National Account Marketing Director. From July 1984 to December 1993, he served in various marketing positions in the Company's Richmond, Virginia office.

    RICHARD C. JAECKLE, a Vice President of Operations, joined the Company in 1987 and has served as a Vice President of Operations since January 1994. From July 1989 to December 1993, he was responsible for the selection and development of new offices. Before joining the Company, Mr. Jaeckle was a Vice President of Sales and Marketing for Teco Technology, Inc. and served as branch manager and held other positions with Computer Task Group, Inc.

    KATHLEEN A. NEFF joined Metro in 1980 and, since January 1996, has served as a Vice President of Operations. From January 1983 to December 1995, she served as the Technical Director of the Company's Richmond, Virginia office.

THE BOARD OF DIRECTORS

    The business and affairs of Metro are managed under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for the overall performance of Metro rather than day-to-day operating details. Members of the Board of Directors are kept informed of the Company's business by various reports and documents sent to them each month as well as by reports presented at meetings of the Board and its committees by officers and employees of Metro.

COMMITTEES OF THE BOARD

    The Audit Committee, which is composed entirely of Directors who are not officers or employees of Metro ("Outside Directors"), reviews the Company's accounting functions, operations and management and the adequacy and effectiveness of the internal controls and internal auditing methods and procedures of the Company. The Audit Committee recommends to the Board the appointment of the independent auditors for the Company. In connection with its duties, the Audit Committee meets privately with the independent auditors. The Audit Committee was formed in April 1997.

    The Compensation Committee, which is composed of John H. Fain and two Outside Directors, reviews and acts with respect to pension, compensation and other employee benefit plans, approves the salary and compensation of the officers of Metro other than chief executive officer and the other four most highly compensated officers. The Compensation Committee makes recommendations to the full Board of Directors concerning the salary and compensation of the chief executive officer and the other four most highly compensated officers of Metro. The Compensation Committee was formed in April 1997.

    The committee membership of the nominee Director is set forth in his biographical information above.

    The Company does not have a nominating committee.

DIRECTOR COMPENSATION

    Directors who are executive officers of the Company receive no compensation for their service as members of either the Board of Directors or committees thereof. Outside Directors receive an annual fee of $3,000, plus $500 for each Board of Directors and committee meeting attended and reimbursement for their expenses. In addition, under the Company's non-qualified stock option plan for Outside Directors (the "Outside Directors Stock Plan"), each Outside Director is granted a non-statutory option for 3,000 shares of the Common Stock on such director's initial election as a director and, at each Annual Meeting of shareholders thereafter, such director shall be granted an additional option for 1,000 shares of the Common Stock. The options granted to Outside Directors may be exercised immediately at a price equal to the fair market value of the Common Stock on the date of grant. The options expire 10 years after the date of grant or one year after the Outside Director is no longer a director of the Company, whichever is earlier. Options for an aggregate of 50,000 shares of the Common Stock may be granted under the Outside Directors Stock Plan.

ATTENDANCE AT MEETINGS

    Between January 1, 1996 and January 10, 1997, Mr. Fain was the sole director of the Company. As a result, during that period the Company's Board of Directors acted by written consent as permitted by the Company's Bylaws. There were no committees of the Board and no committee meetings were held in 1996.

                       BENEFICIAL OWNERSHIP OF SECURITIES

    The following table sets forth, as of April 30, 1997, certain information regarding the beneficial ownership of Metro Common Stock, by (i) each of the Company's directors, (ii) each of the executive officers named in the Summary Compensation Table, (iii) all directors and officers of the Company as a group and (iv) each person known by the Company to own beneficially more than 5% of Common Stock. Unless otherwise indicated in the footnotes to the table below, each person or entity named below has an address in care of the Company's principal office.

DIRECTORS, OFFICERS                                                                         TOTAL
  AND 5% SHAREHOLDERS                                                                    OWNERSHIP(1)   PERCENTAGE
---------------------------------------------------------------------------------------  ------------  -------------
John H. Fain(2)........................................................................    8,413,665          56.9%
Andrew J. Downing(3)...................................................................      571,916           3.9
Robert J. Eveleigh.....................................................................       --            --
Ray E. Becker(4).......................................................................        3,000             *
Frank B. Bracken, Jr...................................................................      231,481           1.6
Richard C. Jaeckle.....................................................................       84,160             *
A. Eugene Loving, Jr.(5)...............................................................        3,100             *
Kathleen A. Neff (6)...................................................................      231,102           1.6
The Fain Family Irrevocable Trust 1993(7)..............................................    1,206,510           8.2
All directors and executive officers as a group
  (8 persons)(2)(3)(6).................................................................    9,532,324          64.4

------------------------

*   Indicates less than 1%.

(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (the "Commission") and includes general voting power or investment power with respect to securities. Shares of the Common Stock subject to options and warrants currently exercisable or exercisable within 60 days of the date of this proxy statement are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person. Except as otherwise specified below, the persons named in the table above have sole voting and investment power with respect to all shares of the Common Stock shown as beneficially owned by them.

(2) Includes 1,206,510 shares of the Common Stock owned by a trust established by Mr. Fain of which his wife, Joyce L. Fain, and his sister, Cynthia L. Akins, are the co-trustees and of which Mr. Fain disclaims beneficial ownership, 227,974 shares of the Common Stock held by a trust of which Mr. Fain's son is the beneficiary and Mr. Fain is the trustee and 206,930 shares of the Common Stock held by Ms. Akins as custodian for the benefit of Mr. Fain's daughter under the Virginia Uniform Transfers to Minors Act of which Mr. Fain disclaims beneficial ownership.

(3) Includes 60,759 shares of the Common Stock owned by a trust established by Mr. Downing and his wife, Cheryl O. Downing, of which his wife is the sole trustee. The business address of The Downing Irrevocable Trust 1997 is 2401 Haversham Close, Virginia Beach, VA 23454.

(4) Includes 3,000 option shares awarded under the Outside Directors Stock Plan. Mr. Becker's business address is P.O. Box 1448, Ellsworth, ME 04605.

(5) Includes 3,000 option shares awarded under the Outside Directors Stock Plan. Mr. Loving's business address is 900 Laskin Road, Virginia Beach, VA 23451.

(6) Includes 200 shares of the Common Stock owned jointly by Ms. Neff and her sisters and 100 shares owned jointly by Ms. Neff's husband and his brother.

(7) The business address of The Fain Family Irrevocable Trust 1993 is P.O. Box 8888, Virginia Beach, VA 23450.

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

    The following table sets forth certain information concerning compensation paid to or earned by the Company's President and Chief Executive Officer and each of the Company's four other most highly compensated executive officers who earned more than $100,000 for the year ended December 31, 1996.

                                                                           ANNUAL COMPENSATION
                                                                          ----------------------      ALL OTHER
NAME AND PRINCIPAL POSITION                                                 SALARY      BONUS      COMPENSATION(1)
------------------------------------------------------------------------  ----------  ----------  -----------------
John H. Fain,
  Chairman of the Board, President
  and Chief Executive Officer...........................................  $  600,000      --          $   7,889
Andrew J. Downing,
  Executive Vice President and Chief
  Operating Officer.....................................................     210,000  $  180,810            749
Frank B. Bracken, Jr.,
  Vice President of Operations..........................................     170,000     143,891         --
Richard C. Jaeckle,
  Vice President of Operations..........................................     180,000      99,787         --
Kathleen A. Neff,
  Vice President of Operations..........................................     165,000     100,203            475

------------------------

(1) Includes certain insurance premiums paid by the Company, non-cash compensation for use of Company condominiums and amounts paid for excess accrued vacation.

EMPLOYMENT AGREEMENTS

    The Company entered into employment agreements with John H. Fain, the Company's Chairman of the Board, President and Chief Executive Officer, and Andrew J. Downing, the Company's Executive Vice President and Chief Operating Officer, with annual base salaries of $300,000 and $240,000, respectively, effective January 1, 1997. The employment agreements provide for an initial term of one year. Thereafter, each agreement will automatically renew for successive one-year terms unless terminated by either party. Mr. Fain and Mr. Downing are also entitled to a performance bonus up to approximately 50% of their base salary based on the Company's achievement of specified levels of revenue and operating income as determined by the Compensation Committee and to participate in such bonus programs and other benefit plans as are generally made available to other executive officers of the Company. The agreements contain provisions protecting against use of the Company's confidential information and protecting the Company against competition from each officer for a two-year period after termination of employment in any market in which the Company operates.

    The Company entered into employment agreements with Frank B. Bracken, Jr., Richard C. Jaeckle and Kathleen A. Neff, the three Vice Presidents of Operations, with annual base salaries of $180,000 effective January 1, 1997. The employment agreements provide for an initial term of one year. Thereafter, the agreements will automatically renew for successive one-year terms. Each individual is also entitled to a performance bonus up to approximately 50% of their base salary based on the Company's achievement of specified levels of revenue and operating income as determined by the Company and to participate in such bonus programs and other benefit plans as are generally made available to other executive officers of the Company. The agreements contain provisions protecting against the use of the Company's confidential information and protecting the Company against competition from each officer for a two-year period after termination of employment in any market in which the Company operates.

    The Company entered into an employment agreement with Robert J. Eveleigh, Vice President of Finance, Treasurer and Chief Financial Officer with an annual base salary of $120,000, effective January 29, 1997. The Employment Agreement provides for an initial term of one year. Thereafter, the Agreement will automatically renew for successive one-year terms unless terminated by either party. Mr. Eveleigh is also entitled to a performance bonus of up to approximately 50% of his base salary based on the Company's achievement of specified levels of revenue and operating income as determined by the Compensation Committee and to participate in such bonus programs and other benefit plans as are generally made available to other executive officers of the Company. The Agreement contains provisions protecting against the use of the Company's confidential information and protecting the Company against competition for a two-year period after termination of employment in any market in which the Company operates.

    Each employment agreement also includes a salary continuation arrangement in the event of a serious illness or accident that leads to long-term disability or in the event of termination of the agreement by the Company without cause. The amount payable under these arrangements from Metro's funds and group disability policy could exceed $100,000 under each employment agreement.

         ITEM TWO--RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors, on recommendation of the Audit Committee, has appointed KPMG Peat Marwick LLP, as independent auditors, to audit the financial statements of the Company for the year ending December 31, 1997. KPMG Peat Marwick LLP has served as independent auditor for the Company since 1996.

    A proposal will be presented at the meeting to ratify the appointment of KPMG Peat Marwick LLP as Metro's independent auditors. One or more members of that firm are expected to be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so. If the shareholders do not ratify this appointment by the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting, other independent auditors will be considered by the Board on recommendation of the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

             ITEM THREE--AMENDMENT OF EMPLOYEE STOCK PURCHASE PLAN

INTRODUCTION

    In 1996, the Board of Directors and shareholders approved the Company's Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan provides a means for the Company to encourage and assist staff members to acquire stock in the Company. The Company believes the Purchase Plan will assist it in attracting and retaining the services of its staff and provide incentives for staff to exert maximum efforts for the success of the Company.

    The following is a summary of some of the terms of the Purchase Plan. The summary is qualified in its entirety by the full text of the Purchase Plan, which is attached as Exhibit A. Capitalized terms used in this Item Three and not defined in this Item Three shall have the meaning assigned to them in Exhibit A.

PURPOSE

    The Purchase Plan provides a means by which the Company's staff may collectively purchase up to 250,000 shares of the Company's Common Stock through payroll deductions. The Purchase Plan is an employee stock purchase plan under Internal Revenue Code Section 423.

REASON FOR AMENDMENT

    The Board determined that the purpose of the Purchase Plan can be better achieved by changing the eligibility requirements for staff participation in the Purchase Plan. The Board also believes that early employee stock ownership may reduce turnover and may help differentiate Metro from its competitors.

CURRENT STANDARD

    Any employee of the Company who, on the commencement date of a purchase period, has been employed by the Company for at least one (1) year and is employed on a basis that customarily requires not less than twenty (20) hours of service per calendar week or less than five (5) months of service per calendar year is eligible to participate in the Purchase Plan during a purchase period. An employee is not eligible for the grant of any rights under the Purchase Plan if, immediately after such grant, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company, including any stock that the employee may purchase under all outstanding options. No employee will be permitted to purchase more than $25,000 worth of stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company in any calendar year.

PROPOSED STANDARD

    Any full time employee of the Company who, on the commencement date of the purchase period, has been employed by the Company for at least six (6) months without a break in service of more than 30 calendar days is eligible to participate in the Purchase Plan during a purchase period. An employee is not eligible for the grant of any rights under the Purchase Plan if, immediately after such grant, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company, including any stock that the employee may purchase under all outstanding options. No employee will be permitted to purchase more than $25,000 worth of stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company in any calendar year.

RESOLVED

    Section 2(a) of the Metro Information Services, Inc. Employee Stock Purchase Plan is amended by deleting Section 2(a) in its entirety and replacing it with the following:

        2.  ELIGIBILITY AND PARTICIPATION.

           (a) Subject to Section 6(c)(iii), every employee of the Company who, on the commencement date of the purchase period, has been employed by the Company for at least six (6) months without a break in service of more than thirty (30) calendar days is eligible to participate in this Plan during a purchase period.

VOTE REQUIRED

    The amendment to the Purchase Plan will be approved if the votes cast in favor of approval of the amendment to the Purchase Plan at the Annual Meeting exceed the votes cast against approval.

    THE BOARD BELIEVES THAT APPROVAL OF THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN IS IN THE BEST INTEREST OF ALL SHAREHOLDERS AND, ACCORDINGLY, RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE

    For 1997, the Compensation Committee of the Board of Directors has oversight responsibility for the Company's executive compensation programs. More specifically, the Committee approves all pay plans and changes to the pay plans. The Compensation Committee also approves performance goals for incentive awards and recommends awards to the chief executive officer and the other four most highly compensated executive officers to the full Board of Directors. The full Board of Directors is responsible for acting on the recommendations of the Committee. During 1996, the Company was privately held and compensation decisions were made by the Company's sole director, John H. Fain.

BASIS FOR COMPENSATION

    Since its inception, the Company has designed and administered executive compensation programs so that pay is linked to Company performance and so that the interests of executives are aligned with the interests of shareholders. This philosophy is articulated in the following guiding principles of the Company's compensation programs:

    - A significant percentage of pay will be determined by the Company's annual and long-term financial performance.

    - Compensation programs will be designed to encourage and balance the attainment of operational goals and strategic initiatives.

    - Total compensation will be targeted at competitive levels to allow the Company to attract, retain and motivate high-caliber staff.

    In 1996, there were two elements to the Company's compensation program, each consistent with the compensation philosophy: annual base salary and cash bonus incentives. Annual incentives are directed toward specific earnings growth goals.

    Annual cash compensation (as reported in the "Salary" and "Bonus" columns of the Summary Compensation Table) is influenced somewhat by the compensation practices of similar companies. Although the compensation practices of similar companies are viewed as important, the Company believes the most important considerations in setting annual compensation are merit and the achievement of the Company's financial goals.

    Performance targets established for the annual incentive bonuses are based on internal financial goals.

    Metro believes strongly in long-term as well as short term incentives. In 1996, shareholders approved the Incentive Stock Option Plan. The first grant under this program was made in January 1997. The options are granted at fair market value on the date of grant. The share units will be paid in shares following the exercise of the option.

    As often as it seems appropriate, the Board has studied Metro's executive compensation programs to judge their consistency with the Company's compensation philosophy, their support of the Company's strategic and financial objectives and their market competitiveness. The Company's performance targets will be changed from time to time so as to maintain an effective relationship between performance and compensation.

Submitted by:
John H. Fain
Sole Member of the Board of Directors during 1996

                    SUBMISSION OF 1998 SHAREHOLDER PROPOSALS

    Proposals of the shareholders intended to be presented at the Annual Meeting in 1998 must be received by the Secretary of Metro Information Services, Inc., Reflections II Office Building, 200 Golden Oak Court, Third Floor, Virginia Beach, Virginia 23452, no later than January 10, 1998 to be considered for inclusion in the Company's 1998 proxy material.

                     SELECTED FINANCIAL AND OPERATING DATA

    The following table contains certain financial and operating data and is qualified by the more detailed Financial Statements and Notes thereto included in the Company's report on Form 10-K for the year ended December 31, 1996 which accompanies this proxy statement. The Balance Sheet Data as of December 31, 1994, 1995 and 1996 and the Statements of Income Data for the years ended December 31, 1994, 1995 and 1996 were derived from the Company's Financial Statements and Notes thereto that have been audited by KPMG Peat Marwick LLP, independent auditors. The Balance Sheet Data as of December 31, 1992 and 1993 and the Statements of Income Data for the year ended December 31, 1992 have been derived from the unaudited financial statements of the Company which, in the opinion of management, have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the selected financial data shown. The Operating Data have been derived from the unaudited internal records of the Company. The financial data shown below should be read in conjunction with the Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Report.

                                                                          YEAR ENDED DECEMBER 31,
                                                         ---------------------------------------------------------
                                                            1992         1993        1994      1995(1)     1996
                                                         -----------  -----------  ---------  ---------  ---------

                                                         (UNAUDITED)
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statements of Income Data:
Revenue................................................   $  43,720    $  53,344   $  68,669  $  85,904  $ 113,963
Cost of revenue........................................      30,394       37,646      48,221     61,074     79,752
                                                         -----------  -----------  ---------  ---------  ---------
Gross profit...........................................      13,326       15,698      20,448     24,830     34,211
Selling, general and administrative....................       9,794       11,461      14,595     19,507     25,110
                                                         -----------  -----------  ---------  ---------  ---------
Operating income.......................................       3,532        4,237       5,853      5,323      9,101
Net interest income (expense)..........................          43            8        (215)      (323)      (260)
                                                         -----------  -----------  ---------  ---------  ---------
Income before income taxes.............................       3,575        4,245       5,638      5,000      8,841
Pro forma provision for income taxes(2)................       1,430        1,698       2,255      2,000      3,536
                                                         -----------  -----------  ---------  ---------  ---------
Pro forma net income(2)................................   $   2,145    $   2,547   $   3,383  $   3,000  $   5,305
                                                         -----------  -----------  ---------  ---------  ---------
                                                         -----------  -----------  ---------  ---------  ---------
Pro forma net income per share(2)......................                                       $    0.24  $    0.42
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Weighted average shares outstanding....................                                          12,756     12,762

                                                                            AS OF DECEMBER 31,
                                                         ---------------------------------------------------------
                                                            1992         1993        1994       1995       1996
                                                         -----------  -----------  ---------  ---------  ---------

                                                         (UNAUDITED)  (UNAUDITED)
                                                                   (IN THOUSANDS, EXCEPT OPERATING DATA)
Balance Sheet Data:
Working capital........................................   $   3,576    $   2,649       3,724  $   2,368  $   6,369
Total assets...........................................       7,847       11,356      13,466     19,786     21,572
Credit Facilities......................................      --            3,119       3,596      7,256      2,547
Redeemable common stock................................         531          732       1,070      1,404      2,651
Total shareholders' equity.............................       4,649        3,913       4,425      4,613      8,354

Operating Data:(3)
Offices................................................          14           15          16         20         23
Consultants............................................         548          675         838      1,074      1,279
Total employees........................................         636          779         963      1,239      1,493

--------------------------
(1) Includes $770,000 of non-recurring, non-cash compensation expense charged to selling, general and administrative expenses accrued in the fourth quarter of 1995 for stock issued for services performed by employees in 1995.

(2) For periods shown, the Company was an S corporation for federal and certain state income tax purposes. The pro forma provision for income taxes for each period shown reflects a provision for income taxes, as if the Company were a C corporation for income tax purposes during such periods, at an assumed effective tax rate of 40%. See "Prior S Corporation Status" and Note 5 of Notes to Financial Statements. Effective as of January 1, 1997, the Company revoked its S corporation election subjecting it to corporate income taxes at federal, state and local levels.

(3) Consultant data include only the Company's full-time consultants and total employees data include only the Company's full-time employees.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    CAUTIONARY STATEMENT UNDER THE "SAFE-HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: INCLUDED IN THIS REPORT AND OTHER INFORMATION PRESENTED BY MANAGEMENT FROM TIME TO TIME, INCLUDING, BUT NOT LIMITED TO, THE ANNUAL REPORT TO SHAREHOLDERS, QUARTERLY SHAREHOLDER LETTERS, FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, NEWS RELEASES AND INVESTOR PRESENTATIONS, ARE FORWARD-LOOKING STATEMENTS ABOUT BUSINESS STRATEGIES, MARKET POTENTIAL, FUTURE FINANCIAL PERFORMANCE AND OTHER MATTERS WHICH REFLECT MANAGEMENT'S EXPECTATIONS AS OF THE DATE OF THIS REPORT. WITHOUT LIMITING THE FOREGOING, THE WORDS "BELIEVES," "ANTICIPATES," "PLANS," "EXPECTS," AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THERE ARE A NUMBER OF IMPORTANT FACTORS THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, WITHOUT LIMITATION: THE COMPANY'S ABILITY TO ATTRACT, DEVELOP AND RETAIN QUALIFIED CONSULTANTS, THE COMPANY'S ABILITY TO OPEN NEW OFFICES, THE COMPANY'S ABILITY TO EFFECTIVELY IDENTIFY, MANAGE AND INTEGRATE ACQUISITIONS, CHANGES IN STAFF UTILIZATION AND PRODUCTIVITY RATES, THE COMPANY'S ABILITY TO ACQUIRE OR DEVELOP ADDITIONAL SERVICE OFFERINGS, CLIENT DECISIONS TO REDUCE OR INCREASE IT SERVICES OUTSOURCING, EARLY TERMINATION OF CLIENT CONTRACTS WITHOUT PENALTY, CHANGES IN THE COMPANY'S DEPENDENCE ON SIGNIFICANT CLIENTS, CHANGES IN GROSS MARGINS DUE TO A VARIETY OF FACTORS, THE TYPES OF SERVICES PERFORMED BY THE COMPANY DURING A PARTICULAR PERIOD AND COMPETITION. PLEASE REFER TO A DISCUSSION OF THESE AND OTHER FACTORS IN THE COMPANY'S PROSPECTUS DATED JANUARY 29, 1997, THE COMPANY'S ANNUAL REPORT ON FORM 10-K AND OTHER SECURITIES AND EXCHANGE COMMISSION FILINGS. THE COMPANY DISCLAIMS ANY INTENT OR OBLIGATION TO UPDATE PUBLICLY THESE FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

OVERVIEW

    Metro Information Services, Inc. provides a wide range of information technology ("IT") consulting and custom software development services through 25 offices in the United States and Puerto Rico. The Company's more than 1,350 consultants, 66% of whom are salaried, work with clients' internal IT departments on all aspects of computer systems and applications development. Services performed by Metro include application systems development and maintenance, IT architecture and engineering, systems consulting, project outsourcing and general support services. The Company supports all major computer technology platforms (mainframe, mid-range, client/server and network environments) and supports client projects using a broad range of software applications. For example, the Company implements SAP's client/server software, custom develops Oracle, Informix, DB2, VisualBasic and C++ applications, implements and supports Windows NT, Novell and UNIX based network environments and supports numerous other application environments.

    Metro's clients operate in a wide variety of industries including communications, distribution, financial services, health care, information technology, manufacturing and utilities. The Company emphasizes long-term relationships with its clients rather than one-time projects or assignments. During the 12 months ended December 31, 1996, the Company performed IT services for 324 clients (excluding clients that generated less than $25,000 in revenue during such period).

    Revenue growth is derived primarily from increases in the number of consultants placed with existing and new clients. Between December 31, 1993 and December 31, 1996, the number of full time consultants grew from 675 to 1,279. In addition, over the same period the Company has increased the average billing rates charged to clients for consultants in an attempt to keep pace with the increased costs of consultants.

    Metro's revenue grew from $68.7 million in 1994 to $114.0 million in 1996. In 1995 and 1996, approximately 33.4% and 29.1%, respectively, of the Company's revenue was derived from its 10 largest clients and its largest client accounted for 6.8% and 6.5%, respectively, of revenue.

    The Company's revenue grew 25.1% in 1995 and 32.7% in 1996. This revenue growth has been achieved solely through internal growth and without the benefit of acquisitions. Part of this internal growth is driven by opening new offices. In 1995, the Company accelerated its rate of new office openings and, between January 1, 1995 and December 31, 1996, opened seven new offices. Although the opening of new offices resulted in increased revenue, it adversely impacted net income in 1995 primarily due to expenses associated with staffing the new offices and hiring additional corporate staff to support the increased number of offices. In particular, the Company experienced a decline in its operating income margin in 1995 as a result of the increase in the number of offices opened. Historically, new offices have generally produced monthly operating losses or marginal operating income for six to 12 months and have required 18 to 24 months to reach cumulative operating income. In addition, to support its growth strategy, the Company continues to invest in infrastructure such as the development of the Company's proprietary business systems and its communications network to support its continued growth.

    For purposes of the following discussion, a mature office is an office that was open for at least 12 months at the beginning of the earlier period being compared and a new office is an office opened thereafter.

RESULTS OF OPERATIONS

    The following tables set forth, for the periods indicated, the percentage of revenue and the percentage change from the prior period of certain items reflected in the Company's statements of income:

                                                                                            PERCENTAGE OF REVENUE
                                                                                 --------------------------------------------
                                                                                           YEAR ENDED DECEMBER 31,
                                                                                 --------------------------------------------
                                                                                   1993       1994       1995(1)      1996
                                                                                 ---------  ---------  -----------  ---------
Revenue........................................................................      100.0%     100.0%      100.0%      100.0%
Cost of revenue................................................................       70.6       70.2        71.1        70.0
                                                                                 ---------  ---------       -----   ---------
Gross profit...................................................................       29.4       29.8        28.9        30.0
Selling, general and administrative expenses...................................       21.4       21.3        22.7        22.0
                                                                                 ---------  ---------       -----   ---------
Operating income...............................................................        8.0        8.5         6.2         8.0
Net interest income (expense)..................................................     --           (0.3)       (0.4)       (0.2)
                                                                                 ---------  ---------       -----   ---------
Income before income taxes.....................................................        8.0        8.2         5.8         7.8
Pro forma provision for income taxes(2)........................................        3.2        3.3         2.3         3.1
                                                                                 ---------  ---------       -----   ---------
Pro forma net income(2)........................................................        4.8%       4.9%        3.5%        4.7%
                                                                                 ---------  ---------       -----   ---------
                                                                                 ---------  ---------       -----   ---------

                                                                                        PERCENTAGE CHANGES
                                                                         -------------------------------------------------
                                                                                      YEAR ENDED DECEMBER 31,
                                                                         -------------------------------------------------
                                                                              1994            1995(3)           1996
                                                                           COMPARED TO      COMPARED TO      COMPARED TO
                                                                              1993             1994             1995
                                                                         ---------------  ---------------  ---------------
Revenue................................................................          28.7%            25.1%            32.7%
Cost of revenue........................................................          28.1             26.7             30.6
Gross profit...........................................................          30.3             21.4             37.8
Selling, general and administrative expenses...........................          27.3             33.7             28.7
Operating income.......................................................          38.1             (9.1)            71.0
Income before income taxes.............................................          32.8%            (11.3)%           76.8%

------------------------

(1) Includes $770,000 of non-recurring, non-cash compensation expense charged to selling, general and administrative expenses accrued in the fourth quarter of 1995 for stock issued for services performed by employees in 1995. Excluding the effect of such expense, the percentage of revenue of: selling, general and administrative expenses would have been 21.8%, operating income would have been

    7.1%, income before income taxes would have been 6.7%, pro forma provisions for income taxes would have been 2.7% and net income would have been 4.0%.

(2) For periods shown, the Company was an S corporation for federal and certain state income tax purposes. The pro forma provision for income taxes for each period shown reflects a provision for income taxes as if the Company were a C corporation for all income tax purposes during such periods, at an assumed effective tax rate of 40%. See "Prior S Corporation Status" and Note 5 of Notes to Financial Statements. Effective as of January 1, 1997, the Company revoked its S corporation election subjecting it to corporate income taxes at federal, state and local levels.

(3) Includes $770,000 of non-recurring, non-cash compensation expense charged to selling, general and administrative expenses accrued in the fourth quarter of 1995 for stock issued for services performed by employees in 1995. Excluding the effect of such expense, the percentage change in: selling, general and administrative expenses would have been 28.4%, operating income would have been 4.1% and income before income taxes would have been 2.3%.

1996 COMPARED TO 1995

    REVENUE. Revenue increased $28.1 million, or 32.7%, to $114.0 million for 1996 from $85.9 million for 1995. This increase is primarily a result of increased billings to existing clients, the addition of new clients and increased billing rates charged for the Company's consultants. Revenue from the 15 mature offices increased $20.7 million, or 24.6%, from the earlier period and the eight new offices accounted for the remaining $7.4 million increase in revenue. As of December 31, 1996 compared to December 31, 1995, the total number of full-time consultants increased to 1,279 from 1,074, respectively, and clients (excluding clients that generated less than $25,000 in revenue during each preceding 12-month period) increased to 324 from 266, respectively.

    COST OF REVENUE. Cost of revenue increased $18.7 million, or 30.6%, to $79.8 million for 1996 from $61.1 million for 1995. Cost of revenue increased primarily due to compensation and benefits associated with growth in the number of consultants. As a percentage of revenue, cost of revenue decreased to 70.0% for 1996 from 71.1% for 1995 primarily because billing rates to clients increased faster than consultant compensation and benefits increased.

    GROSS PROFIT. Gross profit increased $9.4 million, or 37.8%, to $34.2 million for 1996 from $24.8 million for 1995. As a percentage of revenue, gross profit increased to 30.0% for 1996 from 28.9% for 1995.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $5.6 million, or 28.7%, to $25.1 million for 1996 from $19.5 million for 1995. This increase is due primarily to costs associated with eight new offices, growth of administrative staff in mature offices, hiring additional corporate staff to support the increased number of offices and development of the Company's proprietary business systems. As a percentage of revenue, selling, general and administrative expenses decreased to 22.0% for 1996 from 22.7% for 1995. Selling, general and administrative expenses for 1995, however, include a non-recurring $770,000 non-cash compensation expense accrued in the fourth quarter of 1995 for stock issued for services performed by employees in 1995. Excluding the non-recurring $770,000 charge, selling, general and administrative expenses for 1996 would have increased $6.4 million, or 34.0%, from $18.7 million for 1995 and, as a percentage of revenue, would have increased to 22.0% for 1996 from 21.8% for 1995.

    OPERATING INCOME. Operating income increased $3.8 million, or 71.0%, to $9.1 million for 1996 from $5.3 million for 1995. As a percentage of revenue, operating income increased to 8.0% for 1996 from 6.2% for 1995. Excluding the $770,000 charge to selling, general and administrative expenses, operating income would have been $6.1 million for 1995 and, as a percentage of revenue, would have been 7.1% for 1995.

    NET INTEREST EXPENSE. Net interest expense decreased to $260,000 for 1996 from $323,000 for 1995. This decrease reflects a decrease in the average level of borrowings during the period.

    INCOME BEFORE INCOME TAXES. Income before income taxes increased $3.8 million, or 76.8%, to $8.8 million for 1996 from $5.0 million for 1995. As a percentage of revenue, income before income taxes increased to 7.8% for 1996 from 5.8% for 1995. Excluding the $770,000 charge to selling, general and administrative expenses, income before income taxes for 1995 would have been $5.8 million and, as a percentage of revenue, would have been 6.7% for 1995.

1995 COMPARED TO 1994

    REVENUE. Revenue increased $17.2 million, or 25.1%, to $85.9 million for 1995 from $68.7 million for 1994. This increase is primarily a result of increased billings to existing clients, the addition of new clients and increased billing rates charged for the Company's consultants. Revenue from the 14 mature offices increased $12.5 million, or 18.5%, from the earlier period and the six new offices accounted for the remaining $4.7 million increase in revenue. As of December 31, 1995 compared to December 31, 1994, the total number of full-time consultants increased to 1,074 from 838, respectively, and clients (excluding clients that generated less than $25,000 in revenue during each preceding 12-month period) increased to 266 from 194, respectively.

    COST OF REVENUE. Cost of revenue increased $12.9 million, or 26.7%, to $61.1 million for 1995 from $48.2 million for 1994. Cost of revenue increased primarily due to compensation and benefits associated with growth in the number of consultants. As a percentage of revenue, cost of revenue increased to 71.1% for 1995 from 70.2% for 1994 primarily because consultant compensation and benefits increased faster than billing rates to clients increased.

    GROSS PROFIT. Gross profit increased $4.4 million, or 21.4%, to $24.8 million for 1995 from $20.4 million for 1994. As a percentage of revenue, gross profit decreased to 28.9% for 1995 from 29.8% for 1994.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $4.9 million, or 33.7%, to $19.5 million for 1995 as compared to $14.6 million for 1994. This increase is due primarily to costs associated with six new offices, growth of administrative staff in mature offices, hiring additional corporate staff to support the increased number of offices and development of the Company's proprietary business systems. This increase is also due to a non-recurring $770,000 non-cash compensation expense accrued in the fourth quarter of 1995 for stock issued for services performed by employees in 1995. As a percentage of revenue, selling, general and administrative expenses increased to 22.7% for 1995 from 21.3% for 1994. Excluding the non-recurring $770,000 charge, selling, general and administrative expenses would have increased $4.1 million, or 28.4%, to $18.7 million for 1995 from $14.6 million for 1994 and, as a percentage of revenue, would have increased to 21.8% for 1995 from 21.3% for 1994.

    OPERATING INCOME. Operating income decreased $530,000, or 9.1%, to $5.3 million for 1995 from $5.9 million for 1994. As a percentage of revenue, operating income decreased to 6.2% for 1995 from 8.5% for 1994. Excluding the $770,000 charge to selling, general and administrative expenses, operating income would have increased to $6.1 million, or 4.1%, for 1995 from $5.9 million for 1994 and, as a percentage of revenue, would have decreased to 7.1% for 1995 from 8.5% for 1994.

    NET INTEREST EXPENSE. Net interest expense increased to $323,000 for 1995 from $215,000 for 1994. This increase reflects an increase in the average level of borrowings during the period.

    INCOME BEFORE INCOME TAXES. Income before income taxes decreased $638,000, or 11.3%, to $5.0 million for 1995 from $5.6 million for 1994. As a percentage of revenue, income before income taxes decreased to 5.8% for 1995 from 8.2% for 1994. Excluding the $770,000 charge to selling, general and administrative expenses, income before income taxes would have increased to $5.8 million, or 2.3%, for 1995 from $5.6 million for 1994 and, as a percentage of revenue, would have decreased to 6.7% for 1995 from 8.2% for 1994.

1994 COMPARED TO 1993

    REVENUE. Revenue increased $15.4 million, or 28.7%, to $68.7 million for 1994 from $53.3 million for 1993. This increase is primarily a result of increased billings to existing clients, the addition of new clients and increased billing rates charged for the Company's consultants. Revenue from the 13 mature offices increased $12.3 million, or 23.7%, from the earlier period and the three new offices accounted for the remaining $3.1 million increase in revenue. As of December 31, 1994 compared to December 31, 1993, the total number of full-time consultants increased to 838 from 675, respectively, and clients (excluding clients that generated less than $25,000 in revenue during each preceding 12-month period) increased to 194 from 155, respectively.

    COST OF REVENUE. Cost of revenue increased $10.6 million, or 28.1%, to $48.2 million for 1994 from $37.6 million for 1993. Cost of revenue increased primarily due to compensation and benefits associated with growth in the number of consultants. As a percentage of revenue, cost of revenue decreased to 70.2% for 1994 from 70.6% for 1993 primarily because billing rates to clients increased faster than consultant compensation and benefits increased and because consultants' utilization rate (hours billed to clients as a percentage of all paid hours) increased.

    GROSS PROFIT. Gross profit increased $4.7 million, or 30.3%, to $20.4 million for 1994 from $15.7 million for 1993. As a percentage of revenue, gross profit increased to 29.8% for 1994 from 29.4% for 1993.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $3.1 million, or 27.3%, to $14.6 million for 1994 from $11.5 million for 1993. This increase is due primarily to costs associated with three new offices, growth of administrative staff in mature offices and development of the Company's proprietary business systems. As a percentage of revenue, selling, general and administrative expenses decreased slightly to 21.3% for 1994 from 21.4% for 1993.

    OPERATING INCOME. Operating income increased $1.7 million, or 38.1%, to $5.9 million for 1994 from $4.2 million for 1993. As a percentage of revenue, operating income increased to 8.5% for 1994 from 8.0% for 1993.

    NET INTEREST EXPENSE. Net interest expense was $215,000 for 1994 compared to net interest income of $8,000 for 1993. This change reflects an increase in the average level of borrowings during 1994.

    INCOME BEFORE INCOME TAXES. Income before income taxes increased $1.4 million, or 32.8%, to $5.6 million for 1994 from $4.2 million for 1993. As a percentage of revenue, income before income taxes increased to 8.2% for 1994 from 8.0% for 1993.

SELECTED QUARTERLY RESULTS AND SEASONALITY

    The following table sets forth certain quarterly operating information for each of the 12 quarters ending with the quarter ended December 31, 1996, both in dollars and as a percentage of revenue. This information was derived from the unaudited financial statements of the Company which, in the opinion of management, were prepared on the same basis as the Company's audited financial statements and include all adjustments, consisting of normal recurring adjustments, which management considers necessary for the fair presentation of the information for the periods presented. The financial data shown below should be read in conjunction with the Financial Statements and Notes thereto. Results for any previous fiscal quarter are not necessarily indicative of results for the full year or for any future quarter.

                                                                                 GROSS PROFIT           OPERATING INCOME
                                                                            ----------------------  ------------------------
                                                                                          % OF                     % OF
STATEMENTS OF INCOME DATA                                         REVENUE    AMOUNT      REVENUE     AMOUNT       REVENUE
---------------------------------------------------------------  ---------  ---------  -----------  ---------  -------------
                                                                                   (DOLLARS IN THOUSANDS)
1994:
    March......................................................  $  15,978  $   4,651        29.1%  $   1,255          7.9%
    June.......................................................     16,803      4,928        29.3       1,367          8.1
    September..................................................     17,787      5,487        30.8       1,672          9.4
    December...................................................     18,101      5,382        29.7       1,559          8.6
1995:
    March......................................................     19,760      5,732        29.0       1,422          7.2
    June.......................................................     20,695      6,195        29.9       1,683          8.1
    September..................................................     21,881      6,117        28.0       1,428          6.5
    December...................................................     23,568      6,786        28.8         790(1)         3.4(1)
1996:
    March......................................................     26,328      7,726        29.3       2,107          8.0
    June.......................................................     27,812      8,452        30.4       2,248          8.1
    September..................................................     29,142      8,817        30.3       2,431          8.3
    December...................................................     30,681      9,216        30.0       2,314          7.5

------------------------

(1) Includes the $770,000 of non-recurring, non-cash compensation expense charged to selling, general and administrative expenses accrued in the fourth quarter of 1995 for stock issued for services performed by employees in 1995. Excluding the effect of such expense, income from operations and income from operations as a percentage of revenue for the fourth quarter of 1995 would have been $1.6 million and 6.6%, respectively.

    Metro's operating results are adversely affected when client facilities close due to holidays or inclement weather. The Company generally experiences a certain amount of seasonality in the fourth quarter due to the number of holidays and closings of client facilities during that quarter. Further, the Company generally experiences lower operating results in the first quarter due in part to the timing of unemployment and FICA tax accruals and delays in clients' contract renewal related to clients' budget approval processes.

LIQUIDITY AND CAPITAL RESOURCES

    In January 1997, the Company completed an initial public offering of 3,100,000 shares of its Common Stock at a price of $16.00 per share. Of the 3,100,000 shares, 2,300,000 shares were issued and sold by the Company and 800,000 shares were sold by a shareholder of the Company. Shortly thereafter, the representatives of the several underwriters exercised their over-allotment option resulting in the sale of 465,000 shares by other shareholders of the Company. The Company did not receive any of the proceeds from the sale of shares by the selling shareholders. The net proceeds to the Company were approximately $33,163,000.

    The Company's primary sources of liquidity are the net proceeds of the Company's initial public offering, cash flows from operations and available borrowings under its credit facilities. The Company's principal uses of cash are to fund working capital and capital expenditures. The Company generally pays its employees twice monthly for their services while receiving payments from clients 35 to 60 days from the date of invoice. As new offices are established or as existing offices expand, there are increased requirements for cash resources to fund operations. In addition, the Company may commit liquid assets to acquisitions.

    The Company maintains three line of credit facilities totaling $17.0 million with three different banks. On December 31, 1996, $2.5 million was outstanding under these facilities. Borrowings under these lines may not exceed the lesser of $17,000,000 and 85% of the Company's eligible accounts receivable. The facilities bear interest at the London Interbank Offered Rate (LIBOR) plus 150 basis points (5.8% at March 31, 1997 and 7.0% at December 31, 1996), payable monthly. Borrowings are collateralized by a security interest in the Company's accounts receivable, general intangibles, inventory and furniture and fixtures. The facilities also include several covenants which restrict transfers or changes in control of the Company, limit additional indebtedness, require the lenders' consent for mergers and require the Company to maintain a specified debt to net worth ratio and to meet a minimum shareholders' equity requirement. The facilities are scheduled to expire on May 31, 1997. The Company has commitments from its lenders to extend and expand its credit facilities to a total of $39.9 million for periods up to five years. The Company has not borrowed against its credit facilities since February 1997.

    During 1994, 1995 and 1996, the Company generated $3.5 million, $3.2 million and $11.1 million, respectively, in cash from operations. In 1996, the cash generated was used, in part, to fund $2.3 million of capital expenditures. Capital expenditures, which consisted primarily of telecommunications equipment, computer systems and furniture and fixtures, were made to support the continued growth and expansion of the Company. For 1997, capital expenditures are expected to be approximately $2.0 million.

    The Company intends to grow, in part, through the acquisition of other businesses. Any such acquisition, however, will likely increase the Company's use of cash to fund the purchase price and the working capital needs of acquired businesses.

    The Company believes that the net proceeds from its initial public offering, combined with available funds under its Credit Facilities and cash flows from operations will be adequate to meet its needs for working capital and capital expenditures for at least the next two years. Any significant acquisitions however, may require additional debt and equity financing.

INFLATION

    The effects of inflation on the Company's operations were not significant during the periods presented in the financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock Based Compensation. With respect to stock options granted to employees, SFAS No. 123 permits companies to continue using the accounting method promulgated by the Accounting Principles Board Opinion No. 25 ("APB No. 25"), Accounting for Stock Issued to Employees, to measure compensation or to adopt the fair value based method prescribed by SFAS No. 123. If APB No. 25's method is continued, pro forma disclosures are required as if SFAS No. 123 accounting provisions were followed. Management has not adopted SFAS No. 123. In the opinion of management, SFAS No. 123 is not expected to have a material impact on the Company's financial statements.

    SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of, is effective for years beginning after December 15, 1995. This pronouncement requires that long-lived assets and certain intangibles to be held and used by the Company be reviewed for impairment. This pronouncement was adopted for the periods beginning with January 1, 1996 and did not have a material impact on the Financial Statements.

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share, which revised the calculation of earnings per share for publicly held companies in certain situations. SFAS No. 128 is effective for fiscal years ending after

December 15, 1997. In the opinion of management, SFAS No. 128 is not expected to have a material impact on the Company's calculation of earnings per share.

MARKET INFORMATION, DIVIDENDS AND RELATED STOCKHOLDER MATTERS

    The Company completed its initial public offering of stock on January 29, 1997. The Company's common stock, $.01 par value, trades on the Nasdaq National Market under the symbol "MISI." Before January 29, 1997, there was no established market for the Company's stock. A table summarizing the high, low and closing price for the Company's common stock for the quarter indicated follows:

                                                              HIGH        LOW       CLOSE
                                                            ---------  ---------  ---------
Quarterly Stock Price Data:
  1997:
    March.................................................  $   20.75  $   12.50  $   12.63

    The Company currently anticipates that all of its earnings will be retained for development and expansion of the Company's business and does not anticipate paying any cash dividends in the foreseeable future. The payment of dividends is subject to the discretion of the Board of Directors and will depend on the Company's results of operations, financial position, capital requirements, general business conditions, restrictions imposed by financing arrangements (including, without limitation, the Company's credit facilities), legal and regulatory restrictions on the payment of dividends and other factors the Board of Directors deems relevant. See, "Management Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    The Company estimates that there were approximately 3,400 holders of the Company's common stock, $.01 par value, on April 30, 1997.

                             ADDITIONAL INFORMATION

    In addition to soliciting proxies through the mail, certain employees of Metro and its transfer agent Firstar Trust Company, may solicit proxies in person and by telephone. Metro has retained Firstar Trust Company to assist in the solicitation of proxies, primarily from brokers, banks and other nominees, for an estimated fee of $1,500. Metro will bear the cost of soliciting these proxies. As is customary, Metro will, on request, reimburse brokers, bankers, nominees, custodians and other record holders for their out-of-pocket expense of forwarding proxy materials to the beneficial owners of the shares.

                 DOCUMENTS INCORPORATED IN THIS PROXY STATEMENT

    The proxy statement incorporates by this reference the Company's Annual Report on Form 10-K, a copy of which is enclosed with this proxy statement. An additional copy may be obtained from the Company without charge on the request of a shareholder. The request should be directed to Julann Oppasser, Investor Relations, at the Company's address listed above or by telephone to (757) 306-0299.

    YOUR VOTE IS IMPORTANT. PLEASE COMPLETE THE ENCLOSED PROXY CARD AND MAIL IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

                                          By Order of the Board of Directors,

                                          Steven A. Lurus
                                          Secretary

                                                                       EXHIBIT A

                        METRO INFORMATION SERVICES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

    PURPOSE.

    The Metro Information Services, Inc. Employee Stock Purchase Plan (the "Plan") is intended to provide certain employees ("Participants") of Metro Information Services, Inc. (the "Company") with an opportunity to acquire a proprietary interest in the Company through their participation in a plan designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986 (the "Code").

    ADMINISTRATION.

    (a) COMMITTEE. This Plan shall be administered by a committee (the "Committee") composed of at least two (2) members of the Board of Directors of the Company (the "Board"). No person shall serve as a member of the Committee, or if a member of the Committee, shall not participate in decisions concerning the timing, pricing or amount of stock to be made available for purchase hereunder, unless such person is a disinterested person as described in Rule 16b-3 promulgated pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended, or any successor rule ("Rule 16b-3"). This Plan is intended to meet the requirements of Rule 16b-3 and shall be interpreted and administered so as to comply with such rule. The Committee shall have full authority to administer this Plan and to adopt such rules and regulations for administering this Plan as it may deem necessary to comply with the requirements of Section 423 of the Code. The Committee may delegate to an agent or agents any of its responsibilities under this Plan except its responsibilities to: (1) establish the number of shares available for purchase by employees during any purchase period; (2) establish the maximum and minimum percentage of base compensation to be paid by any single employee for the purchase of stock during any purchase period and its authority and (3) construe and interpret the provisions of this Plan.

    (b) ACTIONS OF THE COMMITTEE. All actions taken and all interpretations and determinations made by the Committee in good faith (including determinations of fair market value) shall be final and binding on all Participants, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan and all members of the Committee shall, in addition to their rights as directors, be fully protected by the Company with respect to any such action, determination or interpretation.

1. PURCHASE PERIODS.

    The first purchase period under this Plan shall commence on the effective date of the Company's registration statement filed with the Securities and Exchange Commission and shall terminate on March 31, 1997. Unless otherwise determined by the Committee, a purchase period shall commence on the first day of each succeeding calendar quarter and shall terminate on the last day of each such quarter. The Committee may, from time to time, establish purchase periods with differing commencement dates and durations. No two purchase periods shall run concurrently.

2. ELIGIBILITY AND PARTICIPATION.

    (a) Subject to Section 6(c)(iii), every employee of the Company who, on the commencement date of the purchase period, has been employed by the Company for at least one (1) year and is employed on a basis that customarily requires not less than twenty (20) hours of service per calendar week or less than five (5) months of service per calendar year is eligible to participate in this Plan during a purchase period.

    (b) An employee may become a Participant in this Plan for a particular purchase period only by completing the enrollment forms prescribed by the Committee (including a purchase agreement and a payroll deduction authorization) and filing such forms before the commencement of the purchase period with the person designated by the Committee. No enrollment forms will be accepted from an individual who is not on the active payroll of the Company on the filing date, unless such individual is temporarily off the payroll by reason of illness, vacation, jury duty or other employer-sponsored absence.

3. STOCK SUBJECT TO PLAN.

    (a) COMMON STOCK. The stock that is purchasable by Participants shall be the Company's authorized but unissued Common Stock, par value $.01 per share (the "Common Stock"). To have sufficient shares available for sale under this Plan, the Company may repurchase shares of Common Stock on the open market, issue authorized but unissued stock or otherwise. The maximum number of shares that may be sold to employees during any single purchase period shall be established by the Committee before the beginning of the purchase period; provided, however, that the total number of shares that may be sold to Participants throughout the entire duration of this Plan shall not exceed 250,000 shares (subject to adjustment under subparagraph (b) below).

    (b) CHANGES IN CAPITAL STRUCTURE. If any change is made to the Common Stock purchasable under this Plan (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend in excess of twenty percent (20%) at any single time, stock splits, combination of shares, exchange of shares, changes in corporate structure or otherwise), then appropriate adjustments shall be made to the maximum number of shares purchasable under this Plan and the number of shares and price per share of stock subject to rights to purchase stock outstanding under this Plan.

4. PURCHASE OF COMMON STOCK.

    (a) RIGHT TO PURCHASE. An employee who becomes a Participant for a particular purchase period shall have the right, as of the beginning of the purchase period, to purchase Common Stock on the terms and conditions set forth in this Plan and shall execute a purchase agreement embodying such terms and conditions and such other provisions, not inconsistent with this Plan, as the Committee may deem advisable.

    (b) PURCHASE PRICE PER SHARE. Except as provided in Section 6(j), the purchase price per share shall be eighty-five percent (85%) of the fair market value of a share of Common Stock on the commencement date of the purchase period. The fair market value of a share of Common Stock on any date shall be the closing sales price, as quoted by the National Association of Securities Dealers through the NASDAQ National Market System for the date in question, or, if the Common Stock is listed on a national stock exchange, the officially-quoted closing sales price on such exchange on the date in question. If the Common Stock is not traded publicly, the fair market value of a share of Common Stock on any date shall be determined, in good faith, by the Board or the Committee after consultation with outside legal, accounting or other experts as the Board or the Committee may deem advisable. If the Common Stock is not traded publicly, the Board or the Committee shall maintain a written record of its method of determining such value.

    (c) TOTAL PURCHASE PRICE. Each Participant shall, for any purchase period, have the right to purchase Common Stock with a total purchase price equal to a designated percentage of his Compensation. A Participant's "Compensation" for a particular purchase period shall be the amount of the Participant's (i) base salary or wages or (ii) base salary or wages, plus overtime, bonuses and other compensation, that is payable to the Participant at any time or from time to time during the purchase period. Each Participant shall designate in his purchase agreement the whole percentage of the Participant's Compensation the Participant wishes to use to pay for the purchase of Common Stock for the particular purchase period, subject to the provisions set forth below which shall be uniformly applied to all Participants in a particular purchase period:

        (i) The maximum percentage of a Participant's Compensation that may be used to pay for the Common Stock in a particular purchase period shall be five percent (5%); provided, however, that the Committee shall establish before the beginning of the purchase period a maximum number of shares (subject to adjustment under Section 6(b)) that may be purchased during the purchase period by each Participant.

        (ii) The minimum percentage of a Participant's Compensation that may be used to pay for the purchase of Common Stock in a particular period shall be one percent (1%).

        (iii) No right to purchase shares under this Plan shall be granted to an employee if such employee would, immediately after the grant, own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company. An employee's stock ownership shall be determined under Section 424(d) of the Code and stock that an employee may purchase under any outstanding options shall be treated as stock owned by the employee. Notwithstanding the provisions of paragraphs
    (i) and (ii) above, the Committee may, in its discretion, establish any other maximum and minimum percentages of Compensation to be used to pay for Common Stock under this Plan.

    (d) ALLOCATION OF AVAILABLE SHARES. If the total number of shares of Common Stock that may be purchased under the purchase agreements of all Participants for a particular purchase period exceeds the number of shares available for sale under this Plan, then the Committee shall make a pro rata allocation of the available shares and shall notify each Participant of such allocation.

    (e) PAYMENT. Payment of the purchase price for Common Stock under this Plan shall be effected by means of payroll deductions, which shall begin with the first pay period, the payment date for which occurs coincident with or immediately following the commencement date of the relevant purchase period and shall terminate with the last pay period, the payment date for which occurs on or before the last day of the purchase period. Each payroll deduction shall be an amount equal to the percentage of the Compensation included in that payroll payment that was designated by the Participant in his purchase agreement (subject to reduction as provided in Section 6(g)).

    (f) TERMINATION OF RIGHT TO PURCHASE. A Participant may, at any time before the last day of the purchase period, terminate his right to purchase stock under this Plan by filing the prescribed notification form with the Committee or its delegate. Any amounts deducted from the Participant's pay or otherwise collected from him by reason of his participation in this Plan for such purchase period shall be refunded and no further amounts will be collected from the Participant (by payroll deduction or otherwise) during the remainder of the purchase period. A Participant's termination of his right to purchase shall be irrevocable with respect to the purchase period to which it pertains.

    (g) REDUCTION OF COMPENSATION PERCENTAGE. A Participant may, once and only once during a purchase period, other than after his termination of employment with the Company, reduce the percentage of his Compensation to be paid for shares of Common Stock under the purchase agreement to a lesser whole percentage by giving written notice to the Committee.

    (h) TERMINATION OF EMPLOYMENT. If a Participant ceases to be an employee of the Company for any reason (including, without limitation, death or retirement) during a purchase period, the Participant or his personal representative may either:

        (i) receive a stock certificate for the number of shares (in five (5) share lots) of Common Stock paid for pursuant to payroll deductions made on behalf of the Participant during the purchase period up to the day before the date of the Participant's cessation of employment and receive any balance remaining in the Participant's account after such purchase; or

        (ii) receive a cash refund of all sums previously collected from the Participant during the purchase period.

Any election provided by this Section 6(h) shall be exercisable only during the 90-day period following the date of the Participant's cessation of employment (but in no event later than the last date of the purchase period) and the underlying right to purchase stock under this Plan shall terminate on the exercise of such election. If a Participant or his personal representative fails to make a timely election under this Section 6(h), the Company shall treat such failure as an election to exercise alternative (ii) above.

    (i) EXERCISE. Each right to purchase stock under this Plan, other than a right to purchase Common Stock that has been accelerated under this Plan or that has previously terminated under this Plan, shall be exercised automatically on the last day of the purchase period. Promptly after the date of exercise, the Participant or the Participant's nominee, shall be issued a stock certificate for the whole number of shares that is divisible by five (5) shares for which the Participant's right to purchase has been exercised. Not more than one certificate shall be issued pursuant to the exercise of any right to purchase Common Stock under this Plan. Any excess of amounts collected during the purchase period, plus any beginning balance over the purchase price of the issued shares, shall be, at the sole option of the Company, promptly refunded or left on deposit for the ensuing quarterly period, and, in any case, refunded after termination.

    (j) REDUCTION OF PURCHASE PRICE. If the fair market value of a share of Common Stock on the last day of the purchase period is less than the fair market value of such share on the commencement date of the purchase period, then the purchase price per share under this Plan on the last day of the purchase period shall be reduced to eighty-five percent (85%) of the fair market value of such share on the last day of the purchase period. Each right to purchase stock in five (5) share multiples under this Plan not previously exercised or terminated shall be automatically exercised on the last day of the purchase period for the number of whole shares (in five (5) share lots) obtained by dividing the sum on deposit from the Participant (and not refunded) by the purchase price per share determined under this Section 6(j), but in no event shall any right to purchase stock under this Plan be exercised for more than the specified number of shares, if any, (subject to adjustment under Section 5(b)) established by the Committee pursuant to Section 6(c)(i) before the beginning of the purchase period, and the balance shall be, at the sole option of the Company, promptly refunded or left on deposit for the ensuing quarterly period. For example, if a Participant has $100.00 on account and the Company's stock price pursuant to this paragraph is determined to be $9.00, then ten (10) shares will be issued (10 x $9.00; with ten (10) being divisible by 5) and $10.00 will be left on deposit or refunded as herein stated.

    (k) RIGHTS AS STOCKHOLDER. A Participant shall have no rights as a stockholder with respect to shares subject to a right to purchase Common Stock granted under this Plan until such right to purchase is exercised and a share certificate is delivered to the Participant. No adjustments shall be made for dividends, distributions or other rights for which the record date is before the date of exercise.

    (l) ASSIGNABILITY. No right to purchase Common Stock granted under this Plan shall be assignable or transferable by a Participant other than by will or by the laws of descent and distribution, and, during the lifetime of the Participant, such rights to purchase Common Stock shall be exercisable only by the Participant.

    (m) ACCRUAL LIMITATIONS. No Participant shall be entitled to accrue rights to purchase Common Stock under this Plan that, when aggregated with purchase rights accruable by him under other qualified employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company, would permit such Participant to purchase more than $25,000 worth of Common Stock (determined on the basis of the fair market value of such Common Stock on the date the Participant accrues purchase rights under the Plan) for each calendar year such purchase rights are at any time outstanding.

    (n) MERGER OR LIQUIDATION OF THE COMPANY. If the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets of the Company or to dispose of greater than fifty percent (50%) of the outstanding capital stock of the Company by means of sale, merger, reorganization or liquidation, each Participant shall be entitled to receive, as nearly as reasonably may be determined, the cash, securities or property (or any combination thereof) that a holder of one share of the Common Stock was entitled to receive at the time of such transaction. The Board or the Committee shall take such steps in connection with such transactions as the Board or the Committee shall deem necessary to assure that the provisions of this Section shall thereafter be applicable, as nearly as reasonably may be determined, to the said cash, securities or property (or any combination thereof) as to which such Participant might thereafter be entitled to receive.

    (o) NO INTEREST. No interest shall be paid on any monies refunded to Participants pursuant to the provisions of this Plan.

    (p) WITHHOLDING. The Company may withhold any taxes required by any law or regulation of any governmental authority, whether federal, state or local, in connection with the purchase of Common Stock under this Plan or the sale of such stock that is not held for at least two (2) years after the beginning of the purchase period during which the Common Stock was purchased. Such withholding may include all or any portion of any payment or other compensation payable to the Participant, unless the Participant reimburses the Company for such amount.

5. AMENDMENT.

    The Board may from time to time alter, amend, suspend or discontinue this Plan; provided, however, that no such action shall adversely affect rights and obligations with respect to rights to purchase stock at the time outstanding under this Plan and provided, further, that no such action of the Board may, without the approval of the shareholders of the Company, increase the number of shares subject to this Plan or the maximum number of shares for which a right to purchase Common Stock under this Plan may be exercised (unless necessary to effect the adjustments required by Section 5(b)), extend the term of this Plan, alter the per share purchase price formula so as to reduce the purchase price per share specified in this Plan, otherwise materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in this Plan. Furthermore, the Plan may not, without the approval of the shareholders of the Company, be amended in any manner that will cause this Plan to fail to meet the requirements of an "employee stock purchase plan" under Section 423 of the Code.

6. EFFECTIVE DATE

    This Plan has been approved by the Board and shall become effective on the effective date of the Company's registration statement filed with the Securities and Exchange Commission, provided the shareholders of the Company have approved this Plan. If the shareholders have not approved this Plan, this Plan will not become effective.

                                METRO INFORMATION SERVICES, INC.

                                By:               /s/ JOHN H. FAIN
                                     -----------------------------------------
                                              John H. Fain, President

Date: December 24, 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                               FORM 10K (SP-15D2)
                ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF
         THE SECURITIES EXCHANGE ACT OF 1934 FOR THE FISCAL YEAR ENDED
                               DECEMBER 31, 1996
                         COMMISSION FILE NO.: 000-22035
                            ------------------------

                        METRO INFORMATION SERVICES, INC.
             (Exact name of registrant as specified in its charter)

                       VIRGINIA                                       54-1112301
               (State of incorporation)                    (I.R.S. Employer Identification
                                                                       Number)

     POST OFFICE BOX 8888 VIRGINIA BEACH, VIRGINIA                      23450
        (Address of principal executive office)                       (Zip Code)

  Registrant's telephone number, including area code:               (757) 486-1900
Securities registered pursuant to Section 12(b) of the                   NONE
                         Act:
Securities registered pursuant to Section 12(g) of the       Common Stock, Par Value $.01
                         Act:                                      (Title Of Class)

    Indicate by check mark whether the registrant:

(1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), Yes /X/ No / /

(2) has been subject to the filing requirements for the past 90 days. Yes / / No /X/

    The aggregate market value of the registrant's Common Stock held by non-affiliates as of March 20, 1997 was approximately $87 million, based on the average of the high and low prices of the registrant's Common Stock on the Nasdaq National Market on such date.

    As of March 20, 1997, the registrant had issued and outstanding 14,800,000 shares of Common Stock, $.01 par value.

    Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. /X/

    This Annual Report on Form 10-K is being filed pursuant to Rule 15d-2 under the Securities Exchange Act of 1934 and contains only certified financial statements as required by Rule 15d-2.

    On January 29, 1997 Metro Information Services, Inc. (the "Company") consummated its initial public offering (the "Offering") of 3,100,000 shares of common stock, par value $.01 per share (the "Common Stock"), at $16.00 per share. Subsequently, on January 31, 1997 the underwriters exercised their over-allotment option to purchase an additional 465,000 shares at $16.00 per share. The proceeds, net of the underwriters' commissions and estimated Offering expenses, were $33,324,000. A detailed description of the Offering is included within the Registration Statement (Registration Statement No. 333-16585) filed with the Securities and Exchange Commission (the "Commission").

    Rule 15d-2 ("Rule 15d-2") under the Securities Exchange Act of 1934, as amended, provides generally that, if a registrant files a registration statement under the Securities Act of 1933, as amended, which does not contain certified financial statements for the registrant's last full fiscal year (or for the life of the registrant if less than a full fiscal year), then the registrant shall, within 90 days after the effective date of the registration statement, file a special report furnishing certified financial statements for such last full fiscal year or other period as the case may be. Rule 15d-2 further provides that such special financial report is to be filed under cover of the facing sheet appropriate for annual reports of the registrant.

    The Company's Form S-1 Registration Statement referenced above did not contain the certified financial statements contemplated by Rule 15d-2, therefore, as required by Rule 15d-2, these are being filed with the Commission under cover of the facing page of an Annual Report on Form 10-K.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART IV

ITEM 14.

       EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 10-K

(a)(1) LIST OF FINANCIAL STATEMENTS FILED AS PART OF THE FORM 10-K

    The following Financial Statements of Metro Information Services, Inc. are filed as part of the Form 10-K. Page numbers refer to this Form 10-K:

METRO INFORMATION SERVICES, INC.:

  Independent Auditors' Report..............................  3

  Balance Sheets............................................  4

  Statements of Income......................................  5

  Statements of Changes in Redeemable Common Stock and
    Shareholders' Equity....................................  6

  Statements of Cash Flows..................................  7

  Notes to Financial Statements.............................  8

(a)(2) LIST OF FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED AS PART OF THIS FORM 10-K

    None.

(a)(3) LIST OF EXHIBITS

    23.1 Consent of KPMG Peat Marwick.

    27 Financial Data Schedule.

(b) REPORTS ON FORM 8-K

    Not applicable to this filing.

(c) EXHIBITS

    23.1 Consent of KPMG Peat Marwick.

    27 Financial Data Schedule.

(d) SCHEDULES REQUIRED BY REGULATION S-X EXCLUDED UNDER RULES 14a-3(b).

    None.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders

Metro Information Services, Inc.:

    We have audited the accompanying balance sheets of Metro Information Services, Inc. as of December 31, 1995 and 1996, and the related statements of income, changes in redeemable common stock and shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Metro Information Services, Inc. as of December 31, 1995 and 1996 and the results of its operations and cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Norfolk, Virginia
February 24, 1997

                        METRO INFORMATION SERVICES, INC.

                                 BALANCE SHEETS

                                                                                             DECEMBER 31,
                                                                                     ----------------------------
                                                                                         1995           1996
                                                                                     -------------  -------------
ASSETS:
Current assets:
  Cash.............................................................................  $     116,835  $     157,372
  Accounts receivable less allowance for doubtful accounts of $86,007 and $113,886
    at December 31, 1995 and 1996 (note 4).........................................     15,781,539     16,665,989
  Notes receivable--related parties (note 2).......................................         18,060       --
  Prepaid expenses.................................................................        220,243        112,281
                                                                                     -------------  -------------
      Total current assets.........................................................     16,136,677     16,935,642

Property and equipment, net (note 3)...............................................      2,615,226      4,069,816
Notes receivable--related parties, less current maturities (note 2)................        963,622       --
Other assets.......................................................................         70,644        566,689
                                                                                     -------------  -------------
Total assets.......................................................................  $  19,786,169  $  21,572,147
                                                                                     -------------  -------------
                                                                                     -------------  -------------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
  Line of credit facilities (note 4)...............................................  $   7,255,622  $   2,547,388
  Accounts payable.................................................................        956,629      1,146,010
  Accrued compensation and benefits................................................      5,556,640      6,873,694
                                                                                     -------------  -------------
Total liabilities..................................................................     13,768,891     10,567,092
                                                                                     -------------  -------------
Redeemable common stock (notes 8 and 10)...........................................      1,404,298      2,650,893
                                                                                     -------------  -------------
Shareholders' equity:
  Preferred stock, $0.01 par value; authorized 1,000,000 shares; none issued and
    outstanding (note 8)...........................................................       --             --
  Common stock, $0.01 par value, authorized 50,000,000 shares; issued and
    outstanding 8,768,239 shares (notes 8 and 10)..................................         87,682         87,682
  Retained earnings................................................................      4,525,298      8,266,480
                                                                                     -------------  -------------
      Total shareholders' equity...................................................      4,612,980      8,354,162
                                                                                     -------------  -------------
Commitments, contingencies and subsequent events (notes 7 and 10)
Total liabilities and shareholders' equity.........................................  $  19,786,169  $  21,572,147
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                See accompanying notes to financial statements.

                        METRO INFORMATION SERVICES, INC.
                              STATEMENTS OF INCOME

                                                                               YEAR ENDED DECEMBER 31,
                                                                     --------------------------------------------
                                                                         1994           1995            1996
                                                                     -------------  -------------  --------------
Revenue............................................................  $  68,668,769  $  85,904,026  $  113,962,932
Cost of revenue....................................................     48,220,645     61,074,051      79,751,603
                                                                     -------------  -------------  --------------
Gross profit.......................................................     20,448,124     24,829,975      34,211,329
  Selling, general and administrative expenses (notes 2 and 8).....     14,595,147     19,506,718      25,110,693
                                                                     -------------  -------------  --------------
Operating income...................................................      5,852,977      5,323,257       9,100,636
                                                                     -------------  -------------  --------------
Interest expense...................................................       (232,745)      (380,420)       (309,076)
Interest income....................................................         18,190         57,440          49,622
                                                                     -------------  -------------  --------------
  Net interest expense.............................................       (214,555)      (322,980)       (259,454)
                                                                     -------------  -------------  --------------
Net income.........................................................  $   5,638,422  $   5,000,277  $    8,841,182
                                                                     -------------  -------------  --------------
                                                                     -------------  -------------  --------------
Pro forma income data:
  Net income.......................................................  $   5,638,422  $   5,000,277  $    8,841,182
  Pro forma provision for income taxes (unaudited) (note 5)........      2,255,369      2,000,111       3,536,473
                                                                     -------------  -------------  --------------
  Pro forma net income (unaudited).................................  $   3,383,053  $   3,000,166  $    5,304,709
                                                                     -------------  -------------  --------------
                                                                     -------------  -------------  --------------
  Pro forma net income per share (unaudited).......................                 $        0.24  $         0.42
                                                                                    -------------  --------------
                                                                                    -------------  --------------
  Weighted average number of shares of common stock and common
    stock equivalents outstanding..................................                    12,755,789      12,761,685

                  See accompanying notes to financial statements.

                        METRO INFORMATION SERVICES, INC.

                STATEMENTS OF CHANGES IN REDEEMABLE COMMON STOCK
                            AND SHAREHOLDERS' EQUITY

                                                     REDEEMABLE
                                              ------------------------
                                                    COMMON STOCK            COMMON STOCK
                                              ------------------------  ---------------------    RETAINED
                                                SHARES       AMOUNT       SHARES     AMOUNT      EARNINGS       TOTAL
                                              ----------  ------------  ----------  ---------  ------------  ------------
BALANCE AS OF DECEMBER 31, 1993.............   2,907,548  $    732,469   8,768,239  $  87,682  $  3,092,853  $  3,180,535
Issuance of redeemable common stock.........     319,164       363,454      --         --           --            --
Stock redemption............................     (24,551)      (25,523)     --         --            (9,645)       (9,645)
Distributions paid..........................      --           --           --         --        (4,383,833)   (4,383,833)
Net income for 1994.........................      --           --           --         --         5,638,422     5,638,422
                                              ----------  ------------  ----------  ---------  ------------  ------------
BALANCE AS OF DECEMBER 31, 1994.............   3,202,161     1,070,400   8,768,239     87,682     4,337,797     4,425,479
Issuance of redeemable common stock.........     242,003       359,421      --         --           --            --
Stock redemption............................     (24,551)      (25,523)     --         --           (10,940)      (10,940)
Distributions paid..........................      --           --           --         --        (4,801,836)   (4,801,836)
Net income for 1995.........................      --           --           --         --         5,000,277     5,000,277
                                              ----------  ------------  ----------  ---------  ------------  ------------
BALANCE AS OF DECEMBER 31, 1995.............   3,419,613     1,404,298   8,768,239     87,682     4,525,298     4,612,980
Issuance of redeemable common stock.........     312,148     1,246,595      --         --           --            --
Distributions paid..........................      --           --           --         --        (5,100,000)   (5,100,000)
Net income for 1996.........................      --           --           --         --         8,841,182     8,841,182
                                              ----------  ------------  ----------  ---------  ------------  ------------
BALANCE AS OF DECEMBER 31, 1996.............   3,731,761  $  2,650,893   8,768,239  $  87,682  $  8,266,480  $  8,354,162
                                              ----------  ------------  ----------  ---------  ------------  ------------
                                              ----------  ------------  ----------  ---------  ------------  ------------

                  See accompanying notes to financial statements.

                        METRO INFORMATION SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                 YEAR ENDED DECEMBER 31,
                                                                       -------------------------------------------
                                                                           1994           1995           1996
                                                                       -------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................................................  $   5,638,422  $   5,000,277  $   8,841,182
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation.....................................................        357,243        536,986        763,760
    Net loss on sale of property and equipment.......................            442          4,839         39,509
    Changes in assets and liabilities increasing (decreasing) cash:
      Accounts receivable............................................     (3,030,606)    (4,367,288)      (884,450)
      Prepaid expenses...............................................        (51,424)       (71,685)       107,962
      Accounts payable...............................................         36,847        402,999        189,381
      Accrued compensation and benefits..............................        592,362      1,736,083      2,087,054
                                                                       -------------  -------------  -------------
      Net cash provided by operating activities......................      3,543,286      3,242,211     11,144,398
CASH FLOWS FROM INVESTING ACTIVITIES:
    Acquisition of property and equipment............................       (913,343)    (1,617,562)    (2,267,638)
    Proceeds from sale of property and equipment.....................            275         16,707          9,779
    Increase in other assets.........................................         (8,388)       (24,399)      (496,045)
                                                                       -------------  -------------  -------------
      Net cash used in investing activities..........................       (921,456)    (1,625,254)    (2,753,904)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) under line of credit...................        477,050      3,659,191     (4,708,234)
  Proceeds from issuance of redeemable common stock..................        363,454        359,421        476,595
  Redemption of redeemable common stock..............................       (613,418)       (36,463)      --
  Distributions to shareholders......................................     (4,383,833)    (4,801,836)    (5,100,000)
  Advances on notes receivable--related parties......................             --       (800,000)      (175,000)
  Repayment of notes receivable--related parties.....................      1,554,395         19,680      1,156,682
                                                                       -------------  -------------  -------------
    Net cash used in financing activities............................     (2,602,352)    (1,600,007)    (8,349,957)
    Net increase in cash.............................................         19,478         16,950         40,537
Cash at beginning of period..........................................         80,407         99,885        116,835
                                                                       -------------  -------------  -------------
Cash at end of period................................................  $      99,885  $     116,835  $     157,372
                                                                       -------------  -------------  -------------
Supplemental disclosure of cash flow information--
  Cash paid for interest.............................................  $     232,745  $     380,420  $     309,076
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                See accompanying notes to financial statements.

                        METRO INFORMATION SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF BUSINESS

    Metro Information Services, Inc. ("Metro" or the "Company") is an information technology ("IT") consulting services firm providing IT consultants on a contract basis to organizations with complex IT operations. As of December 31, 1996, the Company had 23 offices in the United States and Puerto Rico.

    REVENUE RECOGNITION AND CONCENTRATION OF CREDIT RISK

    The Company derives substantially all of its revenue from consulting services. Revenue is recognized as services are performed. Concentration of credit risk with respect to accounts receivable is limited due to the number and diversity of the Company's client base.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation on property and equipment is calculated on the straight-line method over their estimated useful lives. Depreciation on leasehold improvements is calculated on the straight-line method over the lesser of the length of the lease term or their estimated useful lives.

    OTHER ASSETS

    Other assets primarily consist of costs incurred through December 31, 1996 in connection with the Company's January 29, 1997 initial public offering of stock (see note 10) and security deposits relating to the Company's leased facilities.

    INCOME TAXES

    For the periods shown, the Company, with the consent of its shareholders, was taxed as an S corporation under federal and certain state income tax laws, which provide that, in lieu of corporate income taxes, the shareholders separately account for their pro rata share of the Company's items of income, gains, deductions, losses and credits (see note 10 for subsequent event).

    UNAUDITED PRO FORMA NET INCOME AND PRO FORMA NET INCOME PER SHARE

    The pro forma net income presented in the statements of income reflects the pro forma effects for income taxes at an effective rate of 40%, as if the Company had been a taxable entity for all periods presented.

    The pro forma net income per common share is computed based on the weighted average number of common shares and common equivalent shares (using the treasury stock method) outstanding after giving effect to the stock split discussed in note 10. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83, all common and common equivalent shares issued during the 12-month period before filing the initial public offering, even if anti-dilutive, have been included in the calculation as if they were outstanding for all periods, at the initial public offering price of $16.00 per share. In addition, weighted average shares for each period are increased in accordance with Securities and Exchange Commission Staff Accounting Bulletin Topic 1B3 to reflect certain distributions in excess of earnings.

    EFFECT OF RECENT ACCOUNTING STANDARDS

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION. With respect to stock options granted to employees, SFAS No. 123 permits companies to continue using the accounting method

                        METRO INFORMATION SERVICES, INC.

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) promulgated by the Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, to measure compensation or to adopt the fair value based method prescribed by SFAS No. 123. If APB No. 25's method is continued, pro forma disclosures are required as if SFAS No. 123 accounting provisions were followed. Management has adopted APB No. 25's accounting recognition provisions. In the opinion of management, adopting SFAS No. 123 would not have a material impact on the Company's financial statements.

    SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF, is effective for years beginning after December 15, 1995. This pronouncement was adopted for periods beginning January 1, 1996 and did not have a material impact on the Company's financial statements.

    USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2) RELATED PARTY TRANSACTIONS

    NOTES RECEIVABLE

    As of December 31, 1995, notes receivable-related parties consisted of $800,000 due on a $1,000,000 line of credit note from the majority shareholder requiring annual interest payments at 8%, which was secured by Deed of Trust on real property; $168,322 due on an unsecured note from a partnership in which the majority shareholder and two other shareholders are general partners, requiring monthly payments of principal and interest at 8%; and $13,360 of other notes receivable from employees.

    As of December 31, 1996, all notes receivable, except the line of credit note, had been repaid in full and the notes canceled. The line of credit note was canceled shortly before the initial public offering discussed in note 10.

    OTHER

    Until December 31, 1996, the Company leased facilities for its corporate headquarters from a partnership in which the majority shareholder of the Company and his spouse are the general partners. The lease agreement provided for an annual rental of $144,000 payable in monthly installments of $12,000. The Company leased a new corporate headquarters facility from an unrelated third party beginning December 15, 1996. The lease for the old facilities was terminated on December 31, 1996.

    In September 1996, the Company purchased two condominiums from partnerships in which the majority shareholder and certain other shareholders of the Company are general partners. The total purchase price of $380,000 was determined by independent appraisals. Before the purchase, these condominiums were leased by the Company from the partnerships for annual rentals of $69,000 and were generally made available to the Company's employees as a benefit.

                        METRO INFORMATION SERVICES, INC.

(3) PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                                              DECEMBER 31,
                                                                                       --------------------------
                                                                            USEFUL
                                                                             LIFE          1995          1996
                                                                          -----------  ------------  ------------
Land....................................................................  n.a.         $     60,296  $     94,376
Buildings...............................................................  31.5 years        278,483       607,297
Computer equipment......................................................  3-7 years       2,917,598     4,166,220
Furniture and equipment.................................................  5-7 years       1,048,851     1,370,312
Leasehold improvements..................................................  Various            54,142       203,953
                                                                                       ------------  ------------
                                                                                          4,359,370     6,442,158
Less accumulated depreciation...........................................                  1,744,144     2,372,342
                                                                                       ------------  ------------
                                                                                       $  2,615,226  $  4,069,816
                                                                                       ------------  ------------
                                                                                       ------------  ------------

(4) LINE OF CREDIT FACILITIES

    The Company maintains three line of credit facilities with three different banks. As of December 31, 1996, availability under the three facilities totaled $17,000,000. Borrowings under these facilities may not exceed the lesser of $17,000,000 and 85% of the Company's eligible accounts receivable. The facilities bear interest at the London Interbank Offered Rate (LIBOR) plus 150 basis points (7.0% at December 31, 1996), payable monthly. Borrowings are collateralized by a security interest in the Company's accounts receivable, general intangibles, inventory and furniture and fixtures. The facilities also include several covenants which restrict transfers or changes in control of the Company, limit additional indebtedness, require the lenders' consent for mergers and require the Company to maintain a specified debt to net worth ratio and to meet a minimum shareholders' equity requirement. Two of the three facilities, with availability of $12,000,000, expire on April 30, 1997. The third facility expires on May 31, 1997.

    As of December 31, 1995 and 1996, borrowings outstanding under these facilities totaled $7,255,622 and $2,547,388, respectively.

(5) INCOME TAXES

    The unaudited pro forma provision for income taxes presented on the statements of income represents the estimated taxes that would have been recorded had the Company been a C corporation for income tax purposes for each of the periods presented. The pro forma provision for income taxes is as follows:

                                                                                  YEAR ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1994          1995          1996
                                                                          ------------  ------------  ------------
Pro forma (unaudited)
  Federal...............................................................  $  1,917,063  $  1,700,094  $  3,006,002
  State.................................................................       338,306       300,017       530,471
                                                                          ------------  ------------  ------------
      Total pro forma...................................................  $  2,255,369  $  2,000,111  $  3,536,473
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

    The pro forma tax expense differs from the amount which would be provided by applying the statutory federal rate to income before income taxes primarily as a result of state income taxes.

                        METRO INFORMATION SERVICES, INC.

(5) INCOME TAXES (CONTINUED)
    A reconciliation of the statutory federal income tax rate and the effective rate is as follows:

                                                                                                      YEAR ENDED DECEMBER 31,
                                                                                               -------------------------------------
                                                                                                  1994         1995         1996
                                                                                                  -----        -----        -----
Statutory tax rate...........................................................................          34%          34%          34%
Effect of:
  State and local income taxes, net of federal tax benefit...................................           5            5            5
  Other......................................................................................           1            1            1
                                                                                                       --           --           --
      Effective tax rate.....................................................................          40%          40%          40%
                                                                                                       --           --           --
                                                                                                       --           --           --

(6) PROFIT SHARING PLAN

    The Company sponsors a 401(k) employee benefit plan covering all eligible employees with a minimum of three months of service. Eligible employees are permitted to make voluntary deductible contributions to the plan and the Company makes matching contributions of one-half of the eligible employee's contribution, up to a maximum of 6% of the employee's compensation.

    The Company made matching contributions of $749,324, $939,223 and $1,181,665 to the plan for the years ended December 31, 1994, 1995 and 1996, respectively.

(7) COMMITMENTS AND CONTINGENCIES

    The Company is obligated under various noncancelable operating leases for office space. Rent expense for the years ended December 31, 1994, 1995 and 1996 was $625,054, $854,539 and $1,094,436, respectively, and is included in selling, general and administrative expenses in the accompanying statements of income. Renewal options are available at most locations. Future minimum lease payments as of December 31, 1996 (including those for the Company's new headquarters facility) are as follows:

1997............................................................................  $1,249,317
1998............................................................................   1,073,389
1999............................................................................     960,093
2000............................................................................     778,885
2001............................................................................     553,222
Thereafter......................................................................       5,406
                                                                                  ----------
                                                                                  $4,620,312
                                                                                  ----------
                                                                                  ----------

    The Company self-insures against employees' health insurance claims up to a stop loss limit of $125,000 per employee per year and a variable, aggregate stop loss limit. Amounts charged to income related to insurance claims were $1,613,111, $2,206,861 and $3,143,431 for the years ended December 31, 1994,
1995 and 1996, respectively. Included in accrued compensation and benefits on the accompanying balance sheet is a reserve for claims incurred but not yet reported of $328,099 and $485,434 at December 31, 1995 and 1996, respectively.

(8) SHAREHOLDERS' EQUITY

    On October 22, 1996, the Company's shareholders amended and restated the articles of incorporation. Under the amended and restated articles of incorporation, the Company authorized 1,000,000 shares of

                        METRO INFORMATION SERVICES, INC.

(8) SHAREHOLDERS' EQUITY (CONTINUED)
Preferred Stock, par value $0.01 and 50,000,000 shares of Common with a par value of $0.01 per share, of which 49,000,000 shares are designated as Common Stock and 1,000,000 shares are designated as Nonvoting Common Stock. The recapitalization and the 3,507.2952 for one stock split referenced in note 10 are reflected in these financial statements and the accompanying notes.

    PREFERRED STOCK

    The Company's Board of Directors have the authority to issue shares of Preferred Stock and determine the stock terms without obtaining shareholders approval. There are currently no issued or outstanding shares of Preferred Stock and the Company has no present plans to issue any shares of Preferred Stock.

    COMMON STOCK

    The Common Stock shareholders have the sole right to vote. Those shares of Common Stock that are subject to certain contractual redemption obligations have been classified as redeemable common stock (the "Redeemable Common Stock"). In all other respects, the Common Stock and Redeemable Common Stock have identical rights.

    Redeemable Common Stock was offered to key members of management under individual stock purchase agreements annually on April 1 and the individuals had 30 days to purchase the stock. The number of shares offered was determined by the Company's president based on the prior fiscal year's operating income and each individual's performance in that year. The purchase price was determined by a formula based on operating income.

    Certain shares of Redeemable Common Stock were issued within 12 months of the Company's initial public offering date. As a result, the Company's December 31, 1995 balance sheet reflects a $770,000 liability for accrued compensation and benefits which was charged as an expense to selling, general and administrative expenses in 1995. This amount represents the excess of the fair value of the stock, as determined by an independent appraisal obtained by the Company, over its purchase price.

(9) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following summarizes disclosures regarding the fair value of the Company's financial instruments as of December 31, 1996:

    ACCOUNTS RECEIVABLE, LINE OF CREDIT FACILITIES, ACCOUNTS PAYABLE AND ACCRUED
     COMPENSATION AND BENEFITS

    The carrying amounts approximate fair value due to the short maturity of these instruments.

    NOTES RECEIVABLE--RELATED PARTIES

    The carrying amount approximates fair value, because the rates of interest on these notes approximate rates currently offered by lending institutions for loans of similar terms to individuals or companies with comparable credit risk.

(10) SUBSEQUENT EVENTS

    On January 29, 1997, the Company's initial public offering of Common Stock became effective. The Company sold 2,300,000 shares of Common Stock at $16.00 per share generating net proceeds of approximately $33,324,000 after underwriting discount and offering expenses.

                        METRO INFORMATION SERVICES, INC.

(10) SUBSEQUENT EVENTS (CONTINUED)
    The following corporate actions have been taken in connection with the initial public offering:

    DISTRIBUTIONS

    On January 20, 1997, the Company distributed $9,000,000 to its shareholders, approximating the estimated aggregate undistributed amount of income on which the Company's shareholders either have paid or will be required to pay income taxes for tax years 1987 through 1996.

    STOCK SPLIT

    On January 24, 1997, the Company effected a 3,507.2952 for 1 stock split by means of a stock dividend. All share and per share data in these financial statements reflect this stock split.

    CONVERSION OF NONVOTING COMMON STOCK

    The nonvoting Redeemable Common Stock was released from any agreement requiring its redemption and was converted into voting Common Stock. As a result, the 3,731,761 shares of Redeemable Common Stock will be reclassified as Common Stock in future financial statements.

    TERMINATION OF S CORPORATION ELECTION

    Effective January 1, 1997, the Company terminated its S corporation election resulting in the Company becoming a C corporation for all income tax purposes.

    CANCELLATION OF RELATED PARTY NOTE

    Shortly before the initial public offering, the Company's majority shareholder repaid his outstanding line of credit note in full. The Company then cancelled the line of credit note and released the Deed of Trust on real property securing the note.

    STOCK OPTION PLANS

    INCENTIVE STOCK OPTION PLAN

    The Company has adopted the 1997 Employee Incentive Stock Option Plan which provides for the grant of incentive stock options to purchase up to an aggregate of 770,000 shares of Common Stock. Contemporaneous with the initial public offering, certain employees of the Company were granted options to purchase 375,000 shares of common stock at the initial public offering price of $16.00 per share. The options vest ratably over five years.

    EMPLOYEE STOCK PURCHASE PLAN

    The Company has adopted the Metro Information Services, Inc. Employee Stock Purchase Plan (the "Employee Stock Purchase Plan"). Under the Employee Stock Purchase Plan, an aggregate of 250,000 shares of Common Stock may be purchased from the Company by the employees through payroll withholding pursuant to a series of offerings. All full-time employees who have met certain service requirements (as defined in the Employee Stock Purchase Plan), except for employees who own Common Stock of the Company or options on such stock which represent more than 5% of Common Stock of the Company, are eligible to participate. The purchase price of Common Stock may not be less than 85% of the fair market value of Common Stock on the date of the offering commencement or termination whichever is lower.

                        METRO INFORMATION SERVICES, INC.

(10) SUBSEQUENT EVENTS (CONTINUED)
    DIRECTOR OPTION PLAN

    The Company has adopted a nonqualified stock option plan for the outside directors of the Company. These directors will be granted a non-statutory option for 3,000 shares of Common Stock on such Director's initial election as a Director and, at each annual meeting of shareholders thereafter, such Director shall be granted an additional option for 1,000 shares of Common Stock. The options granted to outside directors will be immediately exercisable in full at a price equal to the fair market value of Common Stock on the date of grant. The options will expire ten years after the date of grant or one year after the outside director is no longer a director of the Company, whichever is earlier. The Company has reserved 50,000 shares for issuance under this plan.

    EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements with the Company's six executive officers. The agreements are effective January 1997, and provide for an initial term of one year with total annual base salaries of $1,200,000 and automatically renew for successive one-year terms unless terminated by either party. The six executive officers are also entitled to a performance bonus up to approximately 50% of their base salary. The agreements also contain a two-year non-competition provision following termination of employment.

                                   SIGNATURES

    Pursuant to the requirements of Section 15(d) of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on itself by the undersigned, thereunto duly authorized.

                                             METRO INFORMATION SERVICES, INC.

                                             By:                     /s/ JOHN H. FAIN
                                                        ------------------------------------------
                                                                       John H. Fain
                                                         PRESIDENT AND PRINCIPAL EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                   SIGNATURE                                         TITLE                            DATE
------------------------------------------------  --------------------------------------------  -----------------

                /s/ JOHN H. FAIN
     --------------------------------------       President and Director                         March 27, 1997
                  John H. Fain                      (Principal Executive Officer)

             /s/ ANDREW J. DOWNING
     --------------------------------------       Director and Executive                         March 27, 1997
               Andrew J. Downing                    Vice President

             /s/ ROBERT J. EVELEIGH               Treasurer, Chief Financial
     --------------------------------------         Officer and Director                         March 27, 1997
               Robert J. Eveleigh                   (Principal Financial Officer)

              /s/ STEVEN A. LURUS
     --------------------------------------       Director of Finance (Principal Accounting      March 27, 1997
                Steven A. Lurus                     Officer)

--------------------------------------------------------------------------------

                        METRO INFORMATION SERVICES, INC.
               1997 ANNUAL MEETING OF SHAREHOLDERS--JUNE 10, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned, a shareholder of Metro Information Services, Inc. (the "Company"), hereby appoints John H. Fain, Andrew J. Downing and Robert J. Eveleigh, and each of them, as proxies, each with the power to appoint a substitute, and hereby authorizes each of them to represent and to vote, as designated below, all of the shares of stock of the Company held of record by the undersigned on April 30, 1997, at the 1997 Annual Meeting of Shareholders of the Company to be held on June 10, 1997 at 2:30 p.m. and at any and all adjournments thereof.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEE FOR DIRECTOR, "FOR" THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS AND "FOR" THE AMENDMENT TO THE 1996 EMPLOYEE STOCK PURCHASE PLAN. THESE MATTERS ARE DESCRIBED IN MORE DETAIL IN THE COMPANY'S PROXY STATEMENT.

             (CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE)
            x DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED x
--------------------------------------------------------------------------------
      METRO INFORMATION SERVICES, INC. 1997 ANNUAL MEETING OF SHAREHOLDERS

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1-3

1. ELECTION OF DIRECTOR:                                    JOHN H. FAIN           / /  FOR   / /  WITHHOLD AUTHORITY
2. To ratify the selection of KPMG Peat Marwick LLP as the Company's Independent
  Auditors.                                                                        / /  FOR   / /  AGAINST    / /  ABSTAIN
3. To approve an amendment to the 1997 Employee Stock Purchase Plan.               / /  FOR   / /  AGAINST    / /  ABSTAIN

In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the 1997 Annual Meeting and at any and all adjournments thereof.

Address Change?           Date -------------------------  NO. OF SHARES
MARK BOX             / /
Indicate changes below:
                                                          SIGNATURE(S) IN BOX
                                                          Please sign exactly as your name appears on this
                                                          Proxy. When shares are held by joint tenants, both
                                                          should sign. When signing as attorney, executor,
                                                          administrator, trustee or guardian, please give full
                                                          title as such. If a corporation, please sign in full
                                                          corporate name by President or other authorized
                                                          officer. If a partnership, please sign in partnership
                                                          name by authorized person.

                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Metro Information Services, Inc.:

    We consent to incorporation by reference in registration statements (Nos. 333-22751, 333-22753 and 333-22777) on Form S-8 of Metro Information Services, Inc. of our report dated February 24, 1997, relating to the balance sheets of Metro Information Services, Inc. as of December 31, 1996 and 1995, and the related statements of income, cash flows and changes in redeemable common stock and shareholders' equity for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 Annual Report on Form 10-K of Metro Information Services, Inc.

                                          /s/ KPMG PEAT MARWICK LLP

Norfolk, Virginia
March 26, 1997